Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Galaxy Nutritional Foods, Inc.

at

$0.36 Per Share

by

Andromeda Acquisition Corp.,

a wholly owned subsidiary of

MW1 LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN

TIME, ON MARCH 16, 2009, UNLESS THE OFFER IS EXTENDED.

February 13, 2009

To Brokers, Dealers, Banks, Trust Companies and other Nominees:

We have been engaged by Andromeda Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of MW1 LLC, a Delaware limited liability company (“MW1”), to act as the information agent (the “Information Agent”) in connection with Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Galaxy Nutritional Foods, Inc., a Delaware corporation (the “Company”), at a price of $0.36 per share, in cash and without interest thereon (the “Offer Price”), on the terms and subject to the conditions set forth in Purchaser’s Offer to Purchase dated February 13, 2009 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares that are registered in your name or in the name of your nominee.

Holders of Shares who wish to tender their Shares but whose certificates for such Shares (the “Share Certificates”) are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to Continental Stock Transfer & Trust Company (the “Depositary”) prior to the Expiration Date (as defined in the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedure set forth in the Offer to Purchase.

Enclosed herewith are copies of the following documents:

1. The Offer to Purchase dated February 13, 2009;

2. The Letter of Transmittal to be used by stockholders of the Company to tender Shares in the Offer (manually signed copies of the Letter of Transmittal may also be used to tender Shares);

3. A printed form of letter that may be sent to your clients for whose account you hold Shares that are registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

4. Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary or if the procedures for book-entry transfer cannot be completed on a timely basis; and

5. Return envelope addressed to Continental Stock Transfer & Trust Company, as the Depositary for the Offer.

We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., Eastern time, on March 16, 2009 (the “Expiration Date”), unless the Offer is extended.

The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) a number of Shares that, when added to the number of Shares then owned by Purchaser, represents at least 90% of the outstanding Shares as of the Expiration Date of the Offer. However, Purchaser intends to accept for payment, purchase and pay for Shares validly tendered and not properly withdrawn pursuant to the Offer in the event that a number of Shares, together with any Shares then owned by Purchaser, representing at least 66.7% of the outstanding Shares of the Company as of the Expiration Date of the Offer have been validly tendered and not properly withdrawn. The Offer is also subject to other conditions described in Section 15 (Certain Conditions of the Offer) of the Offer to Purchase.

On the terms and subject to the conditions of the Offer, as promptly as practicable after the Expiration Date of the Offer, Purchaser will accept for payment, and pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date of the Offer. To validly tender Shares in the Offer, (i) the certificate(s) representing the tendered Shares, together with the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other required documents, must be received by the Depositary on or prior to the Expiration Date, (ii) in the case of a tender effected pursuant to the book-entry transfer procedures described in the Offer to Purchase (a) either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or any Agent’s Message (as defined in Section 2 of the Offer to Purchase), and any other required documents, must be received by the Depositary prior to the Expiration Date, and (b) the Shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in the Offer to Purchase and a Book-Entry Confirmation (as defined in Section 3 of the Offer to Purchase) must be received by the Depositary prior to the Expiration Date or (iii) the tendering stockholder must comply with the guaranteed delivery procedures described in the Offer to Purchase prior to the Expiration Date.

Neither Purchaser nor MW1 will pay any fees or commissions to any broker or dealer or other person (other than the Depositary and us as the Information Agent) in connection with the solicitation of tenders of Shares in connection with the Offer. You will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers. Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

Questions regarding the Offer, and requests for additional copies of the enclosed materials, may be directed to the Information Agent at the address and telephone number listed on the back cover of the enclosed Offer to Purchase.

Very truly yours,

MacKenzie Partners, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, MW1, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL FOR THE OFFER.

105 Madison Avenue

New York, NY 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

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